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                                                                     EXHIBIT 8.1

        OPINION OF SHEARMAN & STERLING AS TO THE MATERIAL UNITED STATES
                 FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.

                        [SHEARMAN & STERLING LETTERHEAD]

                                 December 27, 1999

Corning Incorporated
One Riverfront Plaza
Corning, NY 14831

Ladies and Gentlemen:

    We are acting as counsel to Corning Incorporated, a New York corporation ("Corning") in connection with the proposed merger (the "Merger") of Riesling Acquisition Corporation ("Merger Sub"), a Delaware corporation and directly wholly owned subsidiary of Corning, with and into Oak Industries Inc. ("Oak"), a Delaware corporation, pursuant to an Agreement and Plan of Merger, (the "Agreement"), dated as of November 13, 1999, by and among Corning, Merger Sub, and Oak. Corning is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Corning (the "Corning Common Stock") to be issued to holders of shares of common stock of Oak (the "Oak Common Stock") in connection with the Merger. At your request in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

    For purposes of the opinion set forth below, we have, with the consent of Corning and the consent of Oak, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and relied upon convenants contained in the certificates of Corning, Merger Sub and Oak (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such statements and representation in those certificates will be complete and accurate as of the Effective Time and those covenants will be complied with in all material respects. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus (together, the "Proxy Statement") filed with the Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the Agreement, as the case may be.

    We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under applicable state laws.

    Based upon and subject to the following, we are of the opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement under the caption "The Merger--Material Federal Income Tax Consequences" is an accurate summary of the material federal income tax consequences of the Merger to holder of Oak Common Stock under currently applicable law.

    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "The Merger--Material Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ SHEARMAN & STERLING
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                 CORNING INCORPORATED TAX REPRESENTATION LETTER

                                          December 27, 1999

Shearman & Sterling
599 Lexington Avenue
New York, New York 10022-4676

Ropes & Gray
One International Place
Boston, Massachusetts 02110-2624

Ladies and Gentlemen:

    On behalf of Corning Incorporated, a New York corporation ("Parent") and Riesling Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), the undersigned, in connection with the opinion to be delivered by you pursuant to Section 7.02(f) of the Agreement and Plan of Merger (the "Agreement"; terms used but not defined herein have the meanings ascribed to them in the Agreement) dated as of November 13, 1999 among Parent, Sub and Oak Industries Inc., a Delaware corporation (the "Company") hereby certifies, after due inquiry, that the following representations and statements are accurate and complete now and will continue to be accurate and complete as of the Effective Time:

     1. At the Effective Time, Sub will be merged with and into the Company and the Merger will be effected pursuant to applicable Delaware law. If the Merger is consummated pursuant to the terms of the Agreement, it is expected that at the Effective Time, the fair market value of the Parent Common Stock and other consideration received by each shareholder of the Company will be approximately equal to the fair market value of the Company Common Stock exchanged in the Merger.

     2. At least 50 percent of the value of the Company shareholders' proprietary interests in the Company will be preserved as a proprietary interest in Parent received in exchange for Company Common Stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger: (i) an extraordinary distribution (within the meaning of Treas. Reg. Section 1.368-1T(e)(1)(ii)) is made with respect to the stock of the Company; (ii) a redemption or acquisition of stock of the Company is made by the Company or a person related to the Company for consideration other than Parent Common Stock; (iii) Parent or a person related to Parent acquires stock of the Company for consideration other than Parent Common Stock; or (iv) a redemption or acquisition of Parent Common Stock issued in the Merger is made by Parent or a person related to Parent for consideration other than Parent Common Stock. Any reference to Parent or the Company includes a reference to any successor or predecessor of such corporation, except that the Company is not treated as a predecessor of Parent. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Internal Revenue Code (without regard to the exceptions in Section 1504(b)) or they are related as described in
Section 304(a)(2) of the Code (disregarding Treas. Reg. Section1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership. As used in this representation letter, the term "partnership" shall have the same meaning given to it in Section 7701(a)(2) of the Internal Revenue Code.

     3. Following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of the Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or Sub to dissenters, amounts paid by the Company or Sub to shareholders who receive cash or other property, amounts used by the Company or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Sub, respectively, immediately prior to the Merger.

     4. Prior to the Merger, Parent will be in control of Sub within the meaning of Section 368(c) of the Internal Revenue Code.

     5. Parent has no plan or intention to cause the Company to issue additional shares of its stock that, assuming the Merger is consummated, would result in Parent losing control of the Company within the meaning of Section 368(c) of the Internal Revenue Code.

     6. Parent has no plan or intention to reacquire any of its stock issued in the Merger. Parent may continue to repurchase Parent Common Stock in open market transactions pursuant to its existing stock repurchase program as permitted by Revenue Ruling 99-58.

     7. Parent has no plan or intention to liquidate Company; to merge Company with or into another corporation; to sell or otherwise dispose of the stock of Company except for transfers of stock to corporations controlled by Parent; or to cause Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Company.

     8. Sub will have no liabilities assumed by Company, and will not transfer to Company any assets subject to liabilities, in the Merger. Sub is newly formed corporation that is a direct wholly-owned subsidiary of Parent created for the sole purpose of facilitating the acquisition of the Company by Parent pursuant to the Merger. Sub has not conducted and will not conduct any business activities except in connection with the Merger and as contemplated by the Agreement.

     9. Each of the Parent, Sub, the Company and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger.

    10. There is no intercorporate indebtedness existing between Parent and the Company, or between Sub and the Company, that was issued, acquired or will be settled at a discount.

    11. Following the Merger, Parent will cause the Company to continue the historic business of the Company or use a significant portion of historic assets of the Company in a business.

    12. Neither Parent nor Sub is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

    13. As of the Effective Time, the fair market value of the assets of the Company will exceed its liabilities plus the amount of liabilities, if any, to which the assets are subject.

    14. The Company is not under the jurisdiction of a court in a Title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

    15. In the Merger, shares of Company stock representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent; for purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent will be treated as outstanding Company stock on the date of the Merger.

    16. None of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of the shares of Company Common Stock held by such shareholder-employee. The compensation to be paid to any such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the shares of Parent Common Stock received by any such

                                       2
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shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement.

    17. Parent does not own, nor has it owned during the past five years any shares of Company Common Stock, except that prior to 1998, one or more Parent employee benefit plans owned shares of Company stock with a total fair market value of no more than $1 million.

    18. The payment of cash in lieu of fractional shares of Parent Common Stock will be solely for purposes of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. To the best knowledge of the management of Parent, the total cash consideration that will be paid in the Merger to Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company stockholders in exchange for their Company Common Stock.

    I, on behalf of Corning Incorporated and Riesling Acquisition Corporation, understand that each of Shearman & Sterling, as counsel for Parent, and Ropes & Gray, as counsel for Company, will rely on the statements and representations set forth in this letter in rendering their opinions concerning certain of the federal income tax consequences of the Merger, and I hereby commit to inform them if, for any reason, any of the foregoing statements and representations ceases to be accurate or complete at or prior to the Effective Time.

                                                       CORNING INCORPORATED

                                                       By:  /s/ RICHARD B. MALIA
                                                            -----------------------------------------
                                                            Name: Richard B. Malia
                                                            Title: Director of Taxes

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
                 OAK INDUSTRIES INC. TAX REPRESENTATION LETTER

                                          December 27, 1999

Shearman & Sterling
599 Lexington Avenue
New York, New York 10022-4676

Ropes & Gray
One International Place
Boston, Massachusetts 02110-2624

Ladies and Gentlemen:

    On behalf of Oak Industries Inc., a Delaware corporation (the "Company"), the undersigned, in connection with the opinion to be delivered by you pursuant to Section 7.03(c) of the Agreement and Plan of Merger (the "Agreement"; terms used but not defined herein have the meanings ascribed to them in the Agreement) dated as of November 13, 1999 among Corning Incorporated, a New York corporation ("Parent"), Riesling Acquisition Corporation ("Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, and the Company, hereby certifies, after due inquiry, that the following representations and statements are accurate and complete now and will continue to be accurate and complete as of the Effective Time:

     1. At the Effective Time, Sub will be merged with and into the Company, and the Merger will be effected pursuant to applicable Delaware law. If the Merger is consummated pursuant to the terms of the Agreement it is expected that at the Effective Time, the fair market value of the Parent Common Stock and other consideration received by each shareholder of the Company will be approximately equal to the fair market value of the Company Common Stock exchanged in the Merger.

     2. The Company will not make an extraordinary distribution (within the meaning of Treas. Reg. Sec. 1.368-1T(e)(l)(ii)) with respect to the stock of the Company in connection with the Merger and any other of the transactions contemplated by the Agreement. Neither the Company nor any person related to the Company will make a redemption or acquisition of stock of the Company for consideration other than Parent Common Stock in connection with the Merger and any other of the transactions contemplated by the Agreement or otherwise knowingly take any action which would violate the continuity of interest requirement set forth in Treas. Reg. Sec. 1.368-1(e) and 1.368-1T. Any reference to Parent or the Company includes a reference to any successor or predecessor of such corporation, except that the Company is not treated as a predecessor of Parent. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of
Section 1504 of the Code (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) of the Code (disregarding Treas. Reg. Section1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership. As used in this representation letter, the term "partnership" shall have the same meaning given to it in
Section 7701(a)(2) of the Internal Revenue Code.

     3. As of the Effective Time, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, amounts used by the Company or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company, immediately prior to the Merger.

     4. The Company has no plan or intention to issue additional shares of its stock that, assuming the Merger is consummated, would result in Parent losing control of the Company within the meaning of Section 368(c) of the Internal Revenue Code.

     5. Each of the Parent, Sub, the Company and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger.

     6. There is no intercorporate indebtedness existing between Parent and the Company, or between Sub and the Company, that was issued, acquired or will be settled at a discount.

     7. As of the Effective Time, the Company intends to continue its historic business or use a significant portion of its historic assets in a business.

     8. As of the Effective Time, the Company will not have outstanding and has no plan or intention to issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company, as defined in Section 368(c) of the Internal Revenue Code.

     9. The Company is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

    10. As of the Effective Time, the fair market value of the assets of the Company will exceed its liabilities plus the amount of liabilities, if any, to which the assets are subject.

    11. The Company is not under the jurisdiction of a court in a Title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

    12. In the Merger, shares of Company stock representing control of the Company, as defined in Section 368 (c) of the Code, will be exchanged solely for voting stock of Parent; for purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent will be treated as outstanding Company stock on the date of the Merger.

    13. None of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of the shares of Company Common Stock held by such shareholder-employee. The compensation to be paid to any such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the shares of Parent Common Stock received by any such shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement.

    14. The payment of cash in lieu of fractional shares of Parent Common Stock will be solely for purposes of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. To the best knowledge of the management of Company, the total cash consideration that will be paid in the Merger to Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company stockholders in exchange for their Company Common Stock.

    I, on behalf of Oak Industries Inc., understand that each of Shearman & Sterling, as counsel for Parent, and Ropes & Gray, as counsel for Company, will rely on the statements and representations set forth in this letter in rendering their opinions concerning certain of the federal income tax consequences of the Merger, and I hereby commit to inform them if, for any reason, any of the foregoing representations and statements ceases to be accurate and complete at or prior to the Effective Time.

                                                       OAK INDUSTRIES INC.

                                                       By:  /s/ COLEMAN S. HICKS
                                                            -----------------------------------------
                                                            Name: Coleman S. Hicks
                                                            Title:  Senior Vice President and
                                                                  Chief Financial Officer

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